                                                                    EXHIBIT 99.1

                        CARBONIC INDUSTRIES CORPORATION
                       3700 Crestwood Parkway, Suite 200
                          Duluth, Georgia  30136-5240

        PROXY SOLICITED BY THE BOARD OF CARBONIC INDUSTRIES CORPORATION
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                              ______________, 1997


     The undersigned shareholder of Carbonic Industries Corporation hereby appoints J. Vernon Hinely and Julian K. Dominick, or either of them, with full power of substitution, acting jointly or by either one of them if only one be present and acting, attorney and proxies to vote in the manner specified below the shares of stock which the undersigned could vote if personally present at the Special Meeting of Shareholders to be held on May __, 1997, or at any adjournment thereof.

          Proposal to Approve the Agreement and Plan of Merger by and among Airgas, Inc., Airgas Carbonic Industries, Inc. and Carbonic Industries Corporation.

          FOR ______            AGAINST ______            ABSTAIN ______



If no direction to the contrary is indicated, this proxy will be voted FOR the proposal to approve the Agreement and Plan of Merger.



Dated: _______________________, 1997
                                    ___________________________________
                                    Signature(s) of Shareholder

                                    ___________________________________
                                    Signature if signing jointly

Please sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. When signing for a corporation or partnership or as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are signing.

PLEASE FILL IN, DATE AND SIGN THE PROXY AND RETURN IT IN THE ENCLOSED POSTPAID ENVELOPE.